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                            MILLENNIUM CHEMICALS INC.

                              Termination Amendment

                                       To

               MILLENNIUM CHEMICALS INC. LONG-TERM INCENTIVE PLAN
                       (Effective as of October 23, 1997)
                                  (the "Plan")

        Any term of the Plan to the contrary notwithstanding the Plan shall be, and it hereby is amended as follows:

1. No additional awards shall be made under the plan and all Performance Cycles which have been previously commenced shall end December 31, 1997.

2. Awards granted under the Plan for the 1996-1998 performance period shall be deemed earned awards to the extent of the applicable percentage set forth opposite the employing Subsidiary's name on Schedule A attached hereto; provided, however, that any individual who is a participant in both the 1996 and 1997 Millennium Petrochemical Inc. Long Term Incentive Plan shall only be entitled to an earned award equal to the greater of:

          (i)  1996 "expected" level plus the 1997 "primary" level; or

          (ii) the 1997 award only at the percentage based on 1997's actual performance results (but excluding two-thirds of the Morris Fire proceeds).

3. Such earned awards calculated under paragraph 2 of this amendment shall be paid to participants in three equal yearly installments of principal on December 15, 1998, December 15, 1999 and December 15, 2000; and, such installments shall bear interest at the rate provided in Section 9 of the Plan which shall be payable with the respective installments of principal; provided however, that participants in the 1996 Millennium Petrochemicals Inc. Plan shall be paid out their earned awards (to the extent being paid under this Plan) on February 15, 1998, without interest provided the joint venture with Lyondell Petrochemical Company shall have closed.

4. A participant or the participant's estate or designated beneficiary will be paid the full remaining balance of the earned awards in his or her account




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        in a single lump sum with interest as provided in Section 9 of the Plan to the date of payment on the occurrence of any of the following events:

        (a)    death,

        (b)    total and permanent disability (as defined in the Plan),

        (c) retirement (as defined in the retirement plan covering the participant),

        (d)    termination not for cause, and

        (e) a Change of Control as defined in the Plan, however, the amount payable shall be limited to the sum calculated under Schedule A attached hereto.

5. A participant's account balance will be forfeited in the event of a participant's voluntary separation from employment or termination for cause as defined in the Plan.

6. No payment shall be made from the Plan except as set forth in this amendment and at the time the last account is paid out from the Plan, the Plan shall terminate.